Exhibit 10.4.6

DEED OF THE CONCESSION CONTRACT FOR THE OPERATION OF GAMES OF CHANCE IN THE MACAU SPECIAL ADMINISTRATIVE REGION BETWEEN MACAU SPECIAL ADMINISTRATIVE REGION AND WYNN RESORTS (MACAU) S.A.

On the 16th of December of the year 2022 in Macau and at headquarters of the Government, located at Rua da Praia Grande, before me, Ho Im Mei, graduated, Notary of the Financial Services Bureau, before me appeared as Parties:

FIRST PARTY:    The Macau Special Administrative Region, represented by the Chief Executive, Ho Iat Seng, [Intentionally Omitted], with professional address in Macau, at the headquarters of the Government of the Macau Special Administrative Region, located at Avenida da Praia Grande, with the capacity and powers conferred for the present act by Article 45 of the Basic Law of the Macau Special Administrative Region.

SECOND PARTY:    Wynn Resorts (Macau) S.A. with head office in Macau, at Avenida da Nave Desportiva, Palácio Wynn, Cotai, Macau, registered at the Commercial Moveable Properties Registry under the number 14917, represented in this act by:

CRAIG SCOTT BILLINGS, Chairman of the Board of Directors, [Intentionally Omitted]

CHEN CHIH LING LINDA, member of the Board of Directors, [Intentionally Omitted]

IAN MICHAEL COUGHLAN, member of the Board of Directors, [Intentionally Omitted]

I verified the capacity and powers based on a certificate issued by the Commercial and Moveable Properties Registry, and a certified copy of the Minutes of the Meeting of the Board of Directors, both documents filed by me.

I have verified the identity of the representative of the First Party based on my personal knowledge.

The identity of the representatives of the Second Party is based on the following documents that were shown to me by them:

Passport of the [Intentionally Omitted];

Macau Permanent Resident Identification Card number [Intentionally Omitted];

Macau Permanent Resident Identification Card number [Intentionally Omitted];

And the First Party Declared:

Pursuant to the Dispatch number 136/2022 of the Chief Executive, published in the Official Gazette No. 30, I Serie, Sup. 2, on 28 July 2022, it was opened a public tender for concessions for the operation of games of chance in casino.

Pursuant to the Dispatch number 205/2022, of 25 November 2022, published on the Official Gazette No. 47, I Serie, Sup., on 26 November 2022, Wynn Resorts (Macau) S.A. was provisionally awarded with one concession for the operation of games of chance in casino.

Pursuant to the Dispatch number 222/2022, of 16 December 2022, published on the Official Gazette No. 50, II Serie, Sup. 1, on 16 December 2022, Wynn Resorts (Macau) S.A. was awarded with one concession for the operation of games of chance in casino.

And both Parties in their respective capacities said that the present contract is mutually accepted and reciprocally agreed, being ruled by the clauses hereinafter described:

CHAPTER I
Object, type and term of the concession

Clause one
Object of the concession

One. The object of the concession awarded by the present concession contract is the operation of games of chance in casinos in the Macau Special Administrative Region of the People’s Republic of China, hereafter designated as the MSAR or the grantor.

Two. The concession does not cover the operation of:

1)Parimutuel betting;

2)Operations offered to the public, except as provided for in No. 7 of article 3 of Law No. 16/2001 (Legal framework for the operation of games of chance in casino):

3)Interactive games;

4)Games of chance, betting or operations on board ship or aircraft, except as established in item 1) of No. 4 and No. 5 of article 5 of Law No.16/2001.

Clause two
Objectives of the operation of games of chance in casino

When operating games of chance in casino, the concessionaire is committed to comply with the following main objectives:

1)The operation and management of games of chance in casinos is performed under the premise of the safeguard of national and MSAR’s security;

2)The promotion of the adequate diversification and sustainable development of MSAR’s economy;

3)The holding and operation of the games of chance in casinos is performed in a fair and honest manner;

4)The operation of games of chance in casino is free of criminal influence, and the concessionaire shall ensure that the holding and operation of the casino conform to the MSAR’s policies and mechanisms in respect to the combat of illegal cross-border capital flows and prevention of money laundering and terrorism;

5)That the size and operation of games of chance in casino, as well as the practice of games of chance in casinos, are subject to legal restrictions;

6)That the persons involved in the supervision, holding, management and operation of games of chance in casinos are suitable for the performance of those functions;

7)That the interests of the MSAR in the receiving of taxes and other duties resulting from the operation of casinos are duly protected.

Clause three
Applicable law and competent jurisdiction

One. The present concession contract is exclusively subject to the law of the MSAR.

Two. The concessionaire waives to litigate in any other jurisdiction outside the MSAR, recognizing and submitting to the exclusive jurisdiction of the courts of the MSAR to decide any litigation or conflicts of interests that may arise.

Clause four
Compliance with the legislation of the MSAR

The concessionaire shall comply with the applicable legislation applicable in the MSAR, and shall waive to invoke legislation from outside the MSAR, namely in order to be considered exempt from fulfilling the obligations or the conduct to which it is committed.

Clause five
Participation in the operation of games of chance in casino in other jurisdictions

One. The interest of the concessionaire in the operation of games of chance in casino in other countries or regions requires the prior authorization of the Chief Executive, after hearing the Specialized Commission for the Sector of Games of Chance.

Two. For the purposes of what is stated in the previous number, the concessionaire is obligated to submit to and inform the Government of the Macau Special Administrative Region (hereinafter referred to as Government), or endeavor to obtain to submit to the Government any documents, information or data that are requested, except as to those that are confidential, under a legal provision.

Clause six
Concession system

The concession system comprises the legal framework, which includes the Law No. 7/2022 (Amendment to Law No. 16/2001 – Legal regime of the operation of games of chance in casino), the Law No. 16/2001, the Administrative Regulation No. 26/2001 (Regulates the public tender for the granting of concessions for the operation of games of chance in casino, the concession contract and the suitability and financial capacity requirements of the tenderers and concessionaires), and other applicable legal provisions, as well as the present concession contract.

Clause seven
Operation of the concession

The concessionaire is bound to operate the concession under the applicable laws and the terms and conditions established in the present concession contract.

Clause eight
Term of the concession

One. The term of the concession granted by the present concession contract is ten years, beginning on 1 January 2023 and ending on 31 December 2032.

Two. The provisions of the previous number do not inhibit the applicability of the clauses of the present concession contract that may last beyond the term of the concession.

CHAPTER II
Locations for the operation of games of chance in casinos

Clause nine
Locations for the operation of the concession

One. The operation of games of chance in casino by the concessionaire, outside the casinos referred to in clause ten, requires prior authorization of the Chief Executive.

Two. For the purposes of the preceding number, the concessionaire undertakes to submit an application pursuant to article 5-A of Law No. 16/2001, mentioning the specific areas of logistics services for the operation of casinos.

Three. Casinos shall be located in property owned by the concessionaire, without prejudice to what is provided for in No. 4 of article 5 and article 37 of Law No. 16/2001.

Clause ten
Authorized locations for the operation of games of chance
The concessionaire is herein authorized to operate the following casinos:

1) “Casino Wynn Macau”;

2) “Casino Wynn Palace”.

Clause eleven
Types of games to be operated

One. The concessionaire is authorized to operate all types of games of chance in casino referred to in No. 2 of article 6 of Law No. 7/2022, as well as all types of games of chance authorized by the Secretary for the Economy and Finance, provided in No. 4 of article 3 of Law No. 16/2001.

Two. The concessionaire shall annually submit, during the month of December, to the Gaming Inspection and Coordination Bureau (Direcção de Inspecção e Coordenação de Jogos), hereinafter designated as DICJ, a list specifying the number of gaming tables and gaming machines, that it intends to operate during the following year, as well as their respective location.

Three. The number of gaming tables and of gaming machines to be operated by the concessionaire may be altered by means of prior communication to DICJ.

Four. The concessionaire is bound to keep and operate in its casinos a minimum variety of games, pursuant to DICJ’s instructions.

Clause twelve
Continuous operation of the casinos

One. The concessionaire shall open the casinos twenty-four hours, without interruption, every day of the year.

Two. The concessionaire may only suspend the operation of a casino, or adjust the operating hours of casinos, in exceptional cases and at the request of the Chief

Executive or with his authorization, being the moment to resume the operation of that casino to be determined by the Chief Executive.

Three. The application for the exceptional authorization set out in the preceding number must be submitted by the concessionaire to DICJ at least ten days in advance and the notice of suspension of the operation of the casinos shall be posted at the entrance of the casinos.

Four. The authorization referred to in number Two may be waived in urgent situations, in particular arising from serious accident, catastrophe or natural disaster that carry a serious risk to the safety of people's lives, being an agreement with DICJ as to the suspension and resumption of the casino operation mandatory.

Five. The concessionaire undertakes to create, in conjunction with DICJ, a twenty-four-hour special communication mechanism for emergency situations, facilitating the maintenance of contact with DICJ and the other concessionaires.

Clause thirteen
Electronic equipment for surveillance and control and equipment relating to its operation

One. The concessionaire shall install, in the casinos, electronic equipment for surveillance and control and equipment relating to its operation of high international quality, approved by DICJ. To that effect, the concessionaire shall submit a written request to the same Bureau, identifying the equipment it intends to install, enclosing the technical specifications thereof. Notwithstanding, DICJ may, at any moment, request the presentation of specimens or samples of the referred equipment.

Two. The concessionaire is further committed to install electronic equipment for surveillance and control approved by DICJ, in other ancillary areas to the casinos or in access and connecting areas, whenever so requested by the same Bureau.

Three. The concessionaire shall promote the installation of new electronic equipment for surveillance and control, approved by DICJ, whenever a substantiated request is made by the same Bureau, namely to maintain the high international quality referred in number One.

Four. The concessionaire is obligated to inform the competent public authorities, as soon as possible, of any acts or facts which constitute crime, misdemeanor, or administrative infringement of which it has knowledge, as well as any other illegal acts or facts that concessionaire may consider as serious.

CHAPTER III
Concessionaire company

Clause fourteen
Scope of business, head office and form of company

One. The scope of business of the concessionaire shall include the operation of games of chance in casino.

Two. The interest in the inclusion of other ancillary activities, within the period of the concession, in the concessionaire's scope of business is subject to the prior authorization of the Secretary for Economy and Finance.

Three. The concessionaire shall maintain its head office within the MSAR, and under the form of limited liability company.

Clause fifteen
Share capital and shares

One. The share capital of the concessionaire may not be less than MOP 5,000,000,000.00 (five billion patacas), and the company’s net asset value may not be under that amount throughout the concession term.

Two. The Chief Executive may determine the increase of the share capital of the concessionaire whenever supervening circumstances justify.

Three. The participations in the full share capital of the concessionaire must be nominative.

Four. An increase of the concessionaire’s capital through public subscription requires authorization by the Government.

Five. The issuing of preferential shares by the concessionaire requires authorization by the Government.

Six. Without prejudice to what is provided in the previous number, the issuing of types or series of shares representing the concessionaire’s share capital, as well as their assignment, requires Government authorization.

Seven. The concessionaire shall make all endeavors to have the total share capital of the concessionaire’s shareholders who are corporate bodies, and the total share capital of the holders of capital shares who are corporate bodies, and so on, up to the ultimate holders of capital shares, whether these are individual or corporate bodies, be exclusively represented by registered nominative shares, except in relation to corporate bodies that are listed in stock exchange in what refers to the shares that can be negotiable therein.

Clause sixteen
Transfer and encumbering of shares

One. The assignment inter vivos or encumbering, for any reason, of the ownership or other rights on registered shares representing the concessionaire’s share capital or the carrying out of any other act that may involve the granting of voting rights or other social rights to a person other than the holder, requires authorization from the Secretary for Economy and Finance.

Two. In the case referred to in the previous number, the concessionaire shall always refuse the registration and shall not recognize as shareholder any entity that may acquire or possess shares representing its share capital in violation of the provisions of the present concession contract or of the law and shall not carry out any action by which it, implicitly or explicitly, recognizes the transfer inter vivos or encumbering as referred to in the previous number.

Three. The mortis causa transfer of the property or other rights over the shares representing the concessionaire’s share capital must be communicated to DICJ, within fifteen days following the knowledge of that fact, accompanied with the respective evidencing documents; the concessionaire shall, at the same time, make all endeavors to have the transfer registered in its share registry book.

Four. Once the authorization referred in number One is obtained, the owner of the property or of other right over the shares representing the concessionaire’s share capital, when assigning or encumbering such property or other right, or carrying out an act that involves the transfer to another party of the voting right or other social rights, shall immediately inform the concessionaire, who shall, in turn, inform DICJ within thirty days of the register in the shares registry book of the concessionaire or equivalent formality, and shall send copy of the documents that formalize that legal transaction and furnish detailed information on any terms and conditions established.

Five. The concessionaire shall make all endeavors to submit for the approval of the Secretary of Economy and Finance any transfer inter vivos, for whatever reason, of the ownership or other right on the capital shares of the holders representing the share capital of the concessionaire, be they individual or corporate bodies and the share capital of the holders of capital shares that are corporate bodies, whether these holders are individual or corporate bodies, and so on, up to the ultimate holders of capital shares, whether they are individual or corporate bodies, except for corporate bodies that are listed in stock exchange in relation to the shares that can be negotiated therein, when this capital share, directly or indirectly, corresponds to a value of 5% or more of the concessionaire’s share capital.

Six. The transfer mortis causa of the property or other right on the capital share of holders of 5% or more of capital shares representative the share capital of the concessionaire’s shareholders, whether individual or corporate bodies, and of the share capital of the holders of 5% or more of capital shares of those that are corporate bodies, whether those holders are individual or corporate bodies, and so on, up to the ultimate holders of capital shares, whether these are individual or corporate bodies, should be submitted by the concessionaire to DICJ, as soon as possible after the fact is known.

Seven. The concessionaire shall, furthermore, inform DICJ, as soon as the fact is known, of the encumbering, at any title, of the capital share representing the share capital of its shareholders and of the capital shares held by holders of the share capital of these shareholders, and so on, up to the capital share of the ultimate holders when the same capital share indirectly corresponds to 5% or more of the concessionaire’s share capital, except for the corporate bodies that are listed in the stock exchange in relation to the shares that can be negotiated therein.

Eight. The previous number is also applicable in relation to the practice of any acts that involve the granting of voting rights or other social rights to a person other than its holder, except as to corporate bodies that are listed in the stock exchange in relation to the shares that can be negotiated therein.

Nine. The provisions of number Four are applicable to the transfer, at any title, of the ownership or other right on the capital shares referred to in number Five, with the appropriate adaptations.

Clause seventeen
Notification and authorization

One. The following are considered as decisions about major financial decisions referred to in item 12) of No. 1 of article 22 of Law No. 16/2001:

1)The financial decisions relating to the internal transactions of funds of the concessionaire that exceed 50% of the share capital;

2)The financial decisions relating to salaries, remuneration or benefits of the employees, among others, that exceed 10% of the share capital;

3)The financial decisions not covered by the previous two items that exceed 10% of the share capital.
Two. The concessionaire undertakes to communicate to the Chief Executive of the major financial decisions, with five working days prior notice before they are made, except in case of acceptable just cause.

Three. The assignment of real estate rights and credit rights that exceeds MOP 100,000,000.00 (one hundred million patacas), requires authorization from the Secretary for Economy and Finance.

Four. The loan or similar agreements, entered into by the concessionaire, as borrower, that exceed MOP 100,000,000.00 (one hundred million patacas), required authorization from the Secretary for Economy and Finance.

Clause eighteen
Issue of debt securities

The issue of debt securities by the concessionaire requires authorization from the Chief Executive.

Clause nineteen
Listing in stock exchange

One. The concessionaire or a company of which the concessionaire is the dominant shareholder may not be listed in stock exchange.

Two. If the shareholders who hold, directly or indirectly, a value equal to or greater than 5% of the concessionaire's share capital are listed in a stock exchange, the concessionaire must report this fact to DICJ, within fifteen days of the date of its knowledge, presenting the information and documents relating to the listing on the stock exchange.

Three. The concessionaire also undertakes to endeavor that the legal persons mentioned in the previous number, do not apply for or proceed to the listing in a stock exchange without prior communication to the Government.

Clause twenty
Shareholding and share capital structure

One. The concessionaire shall submit to the Government annually, during the month of December, its shareholding structure, the structure of the share capital of the corporate bodies, maxime companies, holders of 5% or more of the concessionaire’s share capital, as well as the structure of the share capital of the corporate bodies who are holders of 5% or more of the share capital of such corporate bodies, and so on up to the individual or corporate bodies who are the ultimate shareholders, except in relation to corporate bodies that are listed in stock exchange in relation to the shares that can be negotiated therein, or submit a declaration attesting that these did not suffer any change.

Two. The concessionaire shall also endeavor to obtain and submit to the Government, together with the updated information or the declaration referred to in the previous number, a declaration signed by each of its shareholders and the persons referred to in the previous number, duly certified, attesting that they are holders of the number of shares declared, and that these are registered nominative shares, accompanied by a copy of the share titles that represent the respective equity.

Clause twenty-one
Prohibition of accumulation of positions in governing bodies

One. The accrual by any person of functions in the following governing bodies or the accrual of functions in more than one of the governing bodies of any of the companies mentioned below, with the exception of general meetings, is prohibited:

1) Governing bodies of the concessionaires;
2) Governing bodies of the gaming promoters;
3) Corporate bodies of the management companies.

Two. The concessionaire shall communicate to DICJ, within the shortest possible time, of the appointment of any person to undertake a position in the board of directors, the board of the general assembly, the supervisory board or any other corporate body of the concessionaire.

Three. The Government shall give knowledge to the concessionaire of the fact that the person appointed to undertake a position in the governing body of the concessionaire is a member of the governing body of other concessionaires, gaming promoters or management companies, operating in the MSAR.

Four. The acts or resolutions with the intervention of members of governing bodies in breach of number One are voidable.

Five. DICJ shall request concessionaires to remove from the functions in governing bodies of members that violate number One, setting a term for that purpose.

Clause twenty-two
Managing Director

One. The concessionaire's board of directors shall delegate the management of the concessionaire in a managing director.

Two. The managing director referred to in the preceding number must be a permanent resident of the MSAR and hold at least 15% of the concessionaire's share capital.

Three. The delegation of the management of the concessionaire, including the appointment of the managing director, the scope of his/her powers, the term of the appointment, as well as any change, namely when involving replacement, temporary or definitive, of the managing director, is subject to the authorization of the Chief Executive, under penalty of nullity. For that purpose, the concessionaire shall send to DICJ a draft of its board of directors’ resolution, containing the proposal for the delegation of the management of the concessionaire, including the identification of the managing director, the scope of his/her powers, the term of the appointment, references relating to replacement in situations of impediment, as well as any resolution relating to replacement, temporary of definitive, of the managing director.

Four. In case the Government does not approve any or some of the terms of the appointment referred to in the previous number, the concessionaire is obligated to send to the Government, within fifteen days from the day the concessionaire receives the notification of non-acceptance, a new resolution draft, and in case the person appointed as managing director is not accepted, is also obligated to send a new Annex II of the Administrative Regulation No. 26/2001 duly fulfilled by the new managing director designated.

Five.The concessionaire, except with the authorization of the Government, shall ensure that no powers of attorney or other proxies are granted, bestowing, based on a stable relation, powers that are within the competences of the board of directors, to carry out any business in relation to the operation of an enterprise on behalf of the concessionaire, with the exception of acts that are merely running of current business, namely with public offices and services.

Clause twenty-three
Articles of association and shareholders’ agreements

One. Any change to the concessionaire’s articles of association requires the approval of DICJ, under penalty of nullity.

Two. The project for the change of the concessionaire’s articles of association shall be sent, for approval, to DICJ, with a minimum of thirty days prior notice in relation to the date of the general meeting of the shareholders in which the change will be discussed.

Three. The concessionaire shall submit to DICJ a certified true copy of the change to its articles of association, within thirty days after its execution.

Four. The concessionaire shall inform DICJ of any shareholders agreement of its knowledge. To that effect, and without prejudice to other courses of action it can or shall take, the concessionaire is bound to enquire its shareholders, in the fifteen days preceding any general meeting of the shareholders, or in the course of the general meeting if it was not called, about the existence of shareholders agreements namely in relation to the exercise of voting rights or other social rights, and to inform DICJ of the result of such endeavors.

Five. DICJ must, within sixty days, notify the concessionaire about the approval of the amendment of the articles of association, as well as its shareholders agreements.

Clause twenty-four
Duties of information

One. Without prejudice to other duties of information established in the system of concessions referred to in clause six, the concessionaire shall:

1)Inform DICJ, within the shortest possible time, of any circumstances that may affect its normal operation, such as those relating to its liquidity or solvency, the existence of any law proceedings against the concessionaire or any one of its directors, shareholders with 5% or more of its share capital and key employees, any act or fact practiced in its casinos and other gaming areas that may be considered a crime, misdemeanor, or administrative infringement that may come to its knowledge.

2)Inform DICJ, within the shortest possible time, of any and every event that may harm, hinder, or that substantially increase the financial burden or that makes difficult the full and punctual compliance with the obligations resulting from the present concession contract, or that may constitute a cause of rescission of the concession contract under the terms established in chapter XIX;

3)Inform DICJ, within the shortest possible time, as to any of the following facts or occurrences:
1)Regular or incidental, periodical or extraordinary remuneration of its directors, financers and key employees, whether these are received as salaries, wages, remunerations or other, and well as any mechanism for their participation in profits;
2)Existing benefits or benefits to be created, including share in the profits;
3)Contracts for management and services, existing or to be proposed.

4)Submit to DICJ, within the shortest possible time, certified true copies of:
1)The contracts or other instruments that refer or describe any remuneration mentioned in item (1) of the previous number;
2)The contracts or other instruments that refer or describe any benefits or forms of distribution of profits, existing or to be created;
3)The contracts for management and services, existing or to be proposed.

5)Inform DICJ, within the shortest possible time, as to any serious alteration, imminent or foreseeable, to its economic and financial situation, as well as to the economic and financial situation:
1)Of its dominant shareholders;
2)Of entities closely associated, namely those that have taken any commitment or provided any guarantee towards the financing of the investments and obligations that the concessionaire must carry out or accept by reasons of the contract; and
3)Of the shareholders that hold 5% or more of its share capital who, in accordance with the terms of item 2) of No. 1 of article 18 of Administrative Regulation No. 26/2001, have undertaken the commitment or pledged a guarantee for the financing of the investments and obligations that the concessionaire contractually assumed to carry out or undertake.

6)Inform DICJ, within the shortest possible time, when the average annual turnover with a third party has reached MOP 500,000,000.00 (five hundred million patacas) or more;

7)To annually submit to DICJ, during the month of January, a document referring to all its bank accounts and respective balance;

8)To deliver, within the shortest possible period of time, any complementary or additional information requested by DICJ;

9)To deliver to DICJ and to the Financial Services Bureau, hereinafter designated as DSF, within the shortest possible time, all elements and information that these entities may require for the complete fulfilment of their functions.

Two. DICJ may determine that the obligations foreseen in 3) and 4) of the previous number be fulfilled annually.

CHAPTER IV
Management company

Clause twenty-five
Applicable legal framework

One. The concessionaire is obliged to submit the employment of a management company to the authorization of the Chief Executive and submit for his approval the draft of the management contract.

Two. The concessionaire, in any circumstances, shall only pay to the management company fees for the management and shall not, in any way, share with it the revenues of the casinos or pay commissions.

Three. The provisions of Law No. 16/2001 and other legislation are further applicable to the management company.

CHAPTER V
Suitability

Clause twenty-six
Suitability of the concessionaire

One. The concessionaire shall be suitable during the term of the concession, under the legal terms.

Two. For the purposes of the previous number, the concessionaire is subject to on-going and permanent monitoring and supervision by the Government, under the legal terms.

Three. The concessionaire undertakes to bear the costs of the suitability verification process in the timeframe set by DICJ; for that purpose, DICJ shall issue a document specifying those costs, which constitutes sufficient evidence of same.

Clause twenty-seven
Suitability of the shareholders, directors, and key employees of the concessionaire and the management company

One. The shareholders of the concessionaire holding 5% or more of its share capital, their directors and key employees must remain suitable during the term of the concession, under the legal terms.

Two. For the purposes of the previous number, the shareholders of the concessionaire holding 5% or more of its capital share capital, its directors, and key employees, are subject to a continuous and permanent monitoring and supervision by the Government, under the legal terms.

Three. The concessionaire shall make all efforts for the shareholders that hold 5% or more of its capital share capital, its directors, and key employees, to remain suitable during the term of the concession, and to bear in mind that their suitability affects the suitability of the concessionaire.

Four. The concessionaire shall request its shareholders holding 5% or more of its share capital, its directors, and key employees, to inform DICJ, within the shortest possible time, after getting knowledge of any and every factor that may be relevant to the suitability of the concessionaire or to their own.

Five. For the purposes of the previous number, the concessionaire shall, every six months, enquire the shareholders holding 5% or more of its share capital, its directors, and key employees, whether they have knowledge of any fact that may be relevant to the suitability of the concessionaire or their own, without prejudice to, having knowledge of any relevant fact, the concessionaire’s duty to inform DICJ within the shortest possible time.

Six. The concessionaire shall inform DICJ, within the shortest possible time upon obtaining knowledge of any and every fact that may be relevant to the suitability of its shareholders holding 5% or more of its share capital, its directors, and key employees.

Seven. The concessionaire shall make all endeavors for the management companies it may engage, as well as the shareholders holding 5% or more of its share capital, its directors and key employees, to remain suitable during the validity of the concession, bearing in mind that their suitability affects the suitability of the concessionaire.

Eight. What is provided in number Three of the previous clause is applicable to the suitability verification process of the shareholders holding 5% or more of the share capital of the concessionaire and of the management companies, as well as the directors and key employees of the concessionaire and of the management companies.

Clause twenty-eight
Special duty of cooperation

Without prejudice to the general duty of cooperation established in clause seventy, the concessionaire shall immediately disclose to the Government any document, information, or data that the Government may deem necessary to verify that its suitability is kept.

Clause twenty-nine
Special duty to inform

The concessionaire shall inform DICJ, within fifteen days after obtaining knowledge, of the following situations relating to any of its director or any shareholder who, directly or indirectly, holds 5% or more of its share capital:

1)The participation in the licensing or concession process for the operation of games of chance or other casino games in other countries or regions, the operation of games of chance or other casino games in other countries or regions, or the ending of such operation;

2)The investigation carried out by the supervisory body of another country or region for the purposes of penalty, suspension or influence, in any form, of the operation of games of chance or other casino games that has been authorized, or the obtainment of a license or concession for the operation of such gaming activities.

CHAPTER VI
Financial capacity and financing

Clause thirty
Financial capacity of the concessionaire

One. The concessionaire shall maintain its financial capacity to operate the concession and to fulfill punctually and fully the obligations pertaining to any aspect of its activity, of the investments and obligations that is bound by contract or under the terms of the present concession contract, especially as to the Investment Plan attached to the present concession contract.

Two. For the purposes established in the previous number, the concessionaire and the shareholders holding 5% or more of its share capital are subject to continuous and permanent monitoring and supervision by the Government, under the legal terms.

Three. The concessionaire undertakes to accept the costs incurred with the verification of its financial capacity and that of the shareholders holding 5% or more of its share capital, within the timeframe defined by DICJ; for that purpose, DICJ shall issue a document with those costs that shall constitute sufficient evidence of same.

Clause thirty-one
Loans or similar contracts

One. The concessionaire shall inform the Government of any loan granted or similar contract signed with a third party, for an amount exceeding MOP 60,000,000.00 (sixty million patacas); in case the amount exceeds MOP 100,000,000.00 (one hundred million patacas), it requires the authorization of the Secretary for Economy and Finance.

Two. The concessionaire shall not grant any loan or sign any similar contract with its directors, shareholders, or key employees, unless authorized by the Secretary for Economy and Finance.

Three. The concessionaire shall not enter into legal business with any entity by which the latter undertakes management or intervention powers in the management of the concessionaire, namely through “step in rights”.

Clause thirty-two
Assumption of risk

One. The concessionaire expressly undertakes all obligations and the full and exclusive liability for all risks inherent to the concession relating to its financial capacity and its financing, without prejudice to the provisions of clauses forty-two.

Two. The grantor is not subject to any obligation, nor does accept any responsibility or risk, in what concerns the financing of the concessionaire.

Clause thirty-three
Fund raising

One. The concessionaire shall obtain the necessary financing for the punctual and full fulfillment of the obligations related to any aspect of its activity, of the investments and obligations to which it is contractually bound or that it may undertake under the terms of the present concession contract, especially as to the Investment Plan attached to the present concession contract.

Two. The grantor shall not be held liable for any exceptions or means of defense that may result from contractual relations established by the concessionaire with third parties, including financiers and shareholders of the concessionaire, in order to obtain the financing referred in the previous number.

Clause thirty-four
Legal reserves

The concessionaire shall maintain the reserves legally required.

Clause thirty-five
Special duty of cooperation

One. Without prejudice to the general duty of cooperation established in clause seventy, the concessionaire shall immediately disclose to the Government any document, information or data that the Government may deem necessary to verify that its financial capacity is kept.

Two. The concessionaire shall inform the Government, within the shortest possible time, of any loans, mortgages, declarations of debt, guarantees or any other obligation incurred or to be incurred to finance any aspect of its activity, in the amount of MOP 16,000,000.00 (sixteen million patacas) or more.

Three. The concessionaire shall send to the Government, within the shortest possible time, certified true copies of documents relating to any loans, mortgages, declarations of debt, guarantees or any other obligation contracted or to be contracted for the financing of any aspect of its activity.

Four. The concessionaire shall endeavor to obtain and submit to the Government a declaration subscribed by each one of its dominant shareholders, including the ultimate dominant shareholder of the latter, under which they accept to be subject to this special duty of cooperation and undertake to submit any documents and provide any information, data, authorizations or proof that they may be requested for to that effect.

CHAPTER VII
Investment Plan

Clause thirty-six
Investment Plan

One. The concessionaire shall carry out the Investment Plan attached to the present concession contract, as well as the investment projects included in the tender proposal submitted by the concessionaire as a bidder in the public tender to award concessions for the operation of games of chance in casino, under the terms mentioned in the Plan and the proposal.

Two. The concessionaire has, namely, the following obligations:

1)Use skilled workforce in all projects;

2)Give preference, when contracting firms and workers to carry out the projects referred to in the Investment Plan attached to the present concession contract, to entities that permanently conduct business in the MSAR or local firms and workers that are residents of the MSAR;

3)Respect, in the development of the construction projects relating to the projects referred to in the Investment Plan attached to the present concession contract, the technical norms and regulations in force in MSAR, as well as the specifications and homologation documents of official entities and the instructions of manufacturers or owners of patents;

4)Document the projects of works referred to in the Investment Plan attached to the present concession contract, for the approval of the Land and Urban Construction Bureau, hereinafter referred to as DSSCU, with the program of works, together with all documents required by the law in force.

5)Carry out the work in full compliance with the approved projects, in accordance with the legal and regulatory norms in force and in accordance with internationally recognized standards for construction and supply of the same type, as well as in accordance with rules of the art;

6)Use, to carry out of the plans referred in the Investment Plan attached to the present concession contract, materials, systems and equipment certified and approved by recognized entities and in accordance with international standards, generally accepted as having high international quality;

7)Maintain the quality of all the projects referred to in the Investment Plan attached to the present concession contract, in accordance with high international standards of quality;

8)Ensure that commercial establishments comprised in their premises have high international quality standards;

9)Maintain a modern, efficient and high-quality management, in accordance with high international quality standards;

10)Inform the Government, within the shortest possible time, of all and every situation that alters or may significantly alter, both in the construction phase of its premises and in the operation phase of any aspect of its activity, the normal progress of work, as well as of any structural or other anomaly in their premises, by means of a detailed and documented report of these situations, possibly comprising any contribution from outside entities of recognized competence and reputation, also indicating any measures taken or to be taken in order to solve those situations.

Three. The concessionaire is accountable towards the grantor and third parties for any damage caused by deficiencies, errors or serious omissions in the conception and dimension of the projects, the execution of construction works and other projects, as well as in the maintenance and operation of projects inherent to the Investment Plan attached to the present concession contract, that may be attributed to it.

Four. The Government undertakes to facilitate that the concessionaire executes, directly or indirectly, under the legal terms, the projects referred to in the Investment Plan attached to the present concession contract.

Clause thirty-seven
Amendments to the projects comprised in the Investment Plan

One. In the execution of the Investment Plan attached to the present concession contract, the Government may request any documentation or impose amendments to the execution of the projects stated therein, to guarantee the fulfillment of the technical norms and regulations in force and the required quality standards.

Two. The Government shall not impose any amendments to the referred projects that imply an increase in the global amount referred to in clause Forty-one.

Clause thirty-eight
Execution and supervision of the Investment Plan

One. The concessionaire undertakes to submit to the Government, until 30 September of each year, the proposal for the implementation of specific projects referenced in the Investment Plan attached to this concession contract that intends to implement in the following year, containing, at least, the content of the specific investment project which it intends to implement in the following year, the value of the investment and the period of its implementation, for the purposes of Government approval.

Two. The Government shall, within sixty days after the deadline referred to in the previous number, decide on the approval of the proposal, and may, to that end, adjust the contents of the specific investment project, the value of the investment and the implementation period, in accordance with the socioeconomic development needs and by agreement between the Government and the concessionaire.

Three. In the event of force majeure or other special circumstances proven to not be attributable to the concessionaire, the concessionaire may request the Government to change the content of the proposal of implementation of the precise projects approved and shall, for that purpose, submit a detailed report of the situation, with all documents that can evidence.

Four. In the event of force majeure or special circumstances proven not to be attributable to the concessionaire, the concessionaire may request the Government to suspend in part or in total the implementation of the items contained in the proposal for the implementation of a specific projects referred to in the Investment Plan attached to this concession contract and shall submit a detailed report on the respective situation, accompanied by all supporting documents.

Five. The concessionaire undertakes to submit to the Government, until 31 March of each year, a report on the implementation, in the previous year, of the Investment Plan attached to this concession contract and the proposed implementation of the specific projects approved, which shall include, at least, the status of implementation of the specific investment projects, the amount invested, the period and results of its implementation, as well as to provide other additional information as requested by the Government.

Six. Where the Investment Plan attached to this concession contract and the specific investment projects stated in the approved proposal of implementation of the specific projects are not authorized, because they do not comply with the applicable legal provisions and the urban planning or other public interest, the concessionaire also undertakes to allocate funds initially allocated to the referred investment projects, in projects related to its activity, designated by the concessionaire and accepted by the Government.

Seven. For the purpose of supervision of the implementation of the Investment Plan by the concessionaire, the concessionaire undertakes to cooperate with the Government and shall present, when requested, the necessary documents, information or evidence.

Clause thirty-nine
Supervision of works

One. The Government, namely through DSSCU, shall follow-up and inspect the implementation of the construction works, namely the compliance with the work plan and the quality of materials, systems and equipment, in accordance with the applicable law in regard to what is stated in the Investment Plan attached to the present concession contract.

Two. The concessionaire shall submit, every two months, for the purposes of number One, detailed written reports of the progress of the of the works projects referred to in the Investment Plan attached to the present concession contract, having as reference what is stated in article 38 of the Administrative Regulation 38/2022 (Regulation of the regime of the urban construction). The reports shall include, at least:

1)“Reports of the works” referred to in article 38 of the Administrative Regulation No. 38/2022;

2)The work progress in relation to the works programme;

3)The main measures taken to guarantee compliance with the works programme.

Three. The concessionaire undertakes to submit extraordinary written detailed reports, whenever deemed necessary, namely when the normal work progress related to the execution of the construction projects referred to in the Investment Plan attached to the present concession contract may be jeopardized.

Four. The concessionaire shall submit, upon the request of the Government, within the deadline stated, any documents, namely written and drawn relating to the Investment Plan attached to the present concession contract.

Five. The concessionaire shall furthermore supply in addition to the documents mentioned in the previous number, any clarification and information that may be requested.

Six. If the Government has any doubts as to the quality of the works, it may demand that tests be carried out, apart from those foreseen by the concessionaire, consulting the latter, if necessary, as to the rules of decision to be adopted.

Seven. The expenses incurred with the tests referred to in the previous number and the rectification of detected deficiencies will be paid by the concessionaire.

Eight. The orders, warnings and notifications relating to the technical aspects of the works may be addressed, by the Government, namely through DSSCU, directly to the technician in charge of the works.

Nine. The technician in charge of the works must follow the work closely and be present at the site whenever so required.

Ten. The Government, namely through DSSCU, may suspend and embargo, under the legal terms, the works in progress whenever there is evidence of non-compliance with the plans approved, or violation of the applicable norms or legal, regulatory or contractual provisions.

Eleven. The powers of inspection of compliance with the requirements resulting from the present concession contract do not involve any responsibility on the part of the grantor for the execution of the construction works, being the concessionaire solely liable for any defect or fault in the conception, implementation, or operation of the said works, except for those that may have resulted from a decision of the grantor.

Clause-forty
Contracting and subcontracting

The implementation of the Investment Plan involving contracting and subcontracting of third parties does not exempt the concessionaire from its legal or contractual obligations.

Clause forty-one
Allocation of the remaining amount of the investments included in the
Investment Plan

If, once completed the implementation of the Investment Plan attached to the present concession contract, the total amount of expenses made by the concessionaire directly, or with the authorization of the Government, indirectly, falls below the global amount and the committed amounts when the accrued investment mechanism is triggered, both described in the tender proposal submitted by the concessionaire as bidder to the public tender to award concessions for the operation of games of chance in casinos, the concessionaire shall spend the outstanding amount in projects related to its activity, to be designated by the concessionaire and accepted by the Government, or in projects of relevant public interest for the MSAR, to be designated by the Government.

Clause forty-two
Insurance

One. The concessionaire shall establish and keep up to date the insurance contracts necessary to guarantee an effective and comprehensive coverage of the risks inherent to the activities included in the concession; these insurances shall be contracted with authorized insurance companies operating in the MSAR or, with the Government’s authorization, whenever not feasible or too expensive for the concessionaire, with overseas insurers.

Two. The concessionaire shall, specifically, ensure that the following insurance contracts exist and are maintained in force:

1)Insurance for work related accidents and professional illnesses;

2)Third party liability insurance for all its vehicles;

3)Third party liability insurance for ships, aircraft or other flying engines that are the property of the concessionaire or being used under leasing regime;

4)Third party liability insurance for the posting of advertising materials;

5)General third party liability insurance related to the operation of games of chance in casinos in the MSAR, as well as the development of other activities included in the concession and that are not covered by any other insurance policy;

6)Insurance against damages to buildings, furniture, equipment and other goods allocated to the activities included in the concession;

7)Insurance of buildings (all risks, including third party liability) covering any construction works of or on buildings relating to the activities included in the concession.

Three. The insurance coverage mentioned in 6) of the previous number is of the multi-risk type, and shall cover at least, the following:

1)Fire, lightning or explosion (whatever the nature);

2)Burst of pipes, spillage or overflowing of tanks, boilers, plumbing, tanks, toilettes or other equipment for the transport of water;

3)Floods, typhoons, tropical storms, volcanic eruptions, earthquakes or other convulsions of nature;

4)Fall or clashing of aircraft or other flying engines or objects fallen or thrown from them;

5)Vehicle crashes;

6)Larceny or theft;

7)Strikes, assaults, riots, disturbances of public order or other facts of similar nature.

Four. The capital or the minimum limit to be insured for the insurance mentioned in Two are the following:

1)In accordance with legislation in force for the insurance stated in items 1) to 4);

2)An amount to be determined by the Government for the insurance stated in item 5), taking into account, among other factors, the turnover of activities included in the concession and the accident rate of the previous year;

3)Equal to the net value of the goods to be covered by the insurance stated in item 6), net value meaning the gross value minus accrued depreciation;

4)The value of the construction work for the insurance stated in item 7).

Five. The concessionaire shall further ensure that the entities it contracts have valid insurance against work accidents and professional illnesses.

Six. The concessionaire shall make proof, before the Government, of the existence and full validity of the insurance contracts, by submitting a copy of these at the time they are contracted or whenever they are renewed.

Seven. The concessionaire shall not start any construction works or works without previously submitting to the Government the copies referred to in the previous number.

Eight. Unless authorized by the Government, the concessionaire shall not cancel, suspend, modify or replace any insurance contracts, except in the case of a mere change of insurance company, in which case the concessionaire shall inform the Government of the fact within the shortest possible time.

Nine. The Government may, at concessionaire’s expenses, and resorting to the bond to guarantee the legal or contractual obligations of the concessionaire, directly pay the insurance, if the concessionaire has not done so.

CHAPTER VIII
Assets

Clause forty-three
Assets of the MSAR

One. The concessionaire shall ensure the perfect maintenance or replacement, in accordance with the instructions of DICJ, of the assets of the MSAR that have been or may be allocated to the operation of the concession through the temporary transfer of its enjoyment, fruition and utilization.

Two. The concessionaire shall ensure the perfect maintenance of the land, grounds or natural resources, whose administration is the responsibility of the Government, under the terms of article 7 of the Basic Law of the Macau Special Administrative Region, and that have been or may be allocated to the operation of the concession, either by rental or by concession.

Clause forty-four
Other assets

One. The casinos must be located mandatorily in properties owned by the concessionaire, except in the situations set out in article 5 of Law No. 7/2022, No. 4 of article 5 and article 37 of Law No. 16/2001.

Two. The concessionaire undertakes to not charge the casinos, and the gaming equipment and utensils, unless authorized by the Government.

Three. In spite of the authorization referred to in the previous number, the concessionaire shall ensure that the casinos, as well as the gaming equipment and utensils, even if located outside these, are free of any charges or encumbrances upon the termination or extinction of the concession.

Four. When the opening of new casinos is authorized, the concessionaire shall locate those casinos in buildings or group of buildings, even if they constitute an economic of functional unit, erected under strata title regime, in order to enable that those buildings are included in one or more strata title unit, whose respective areas shall be perfectly identified and bounded.

Five. For the purposes of the previous number the concessionaire shall submit to the Government, within the shortest possible time, a real estate registry certificate relating to the creation of the strata title with a descriptive document of all units, as well as with a plan where the respective areas are defined and bounded.

Six. The concessionaire shall submit for registration any amendment to the title of creation of the strata title, and send to the Government, through DSF, within the shortest possible time, the respective real estate registry certificate.

Seven. The concessionaire shall also submit the condominium regulation of the strata title for approval of the Government.

Clause forty-five
Reversion of casinos and gaming equipment and utensils

One. Upon rescission or termination of the concession, the casinos, as well as the gaming equipment and utensils of the concessionaire, even if they are located outside the casinos, revert at no charge and automatically, and free of any charges or encumbrances to the MSAR, except the casinos, the gaming equipment and utensils whose enjoyment, fruition and use have been temporarily transferred to the concessionaire under clause forty-nine.

Two. The concessionaire shall immediately deliver the assets referred to in the previous number, in perfect condition and operation, without prejudice to normal wear and tear from its use for the purposes of this concession contract.

Three. For the purposes of registration, in the reversion of assets and rights referred to in number One, the record drawn up by public deed serves as transfer title, even when the concession of the land on which the casinos are located is provisional.

Four. If the concessionaire does not immediately surrender the assets referred to in One, the Government shall take immediate administrative possession of same, being the expenses paid deducting from the bond to guarantee the compliance with the legal or contractual obligations of the concessionaire.

Five. For the purposes set out in number One, DICJ shall inspect the property referred to in clauses forty-three and forty-four, in order to ascertain the state of conservation and maintenance of the mentioned property, being a report prepared. The representatives of the concessionaire can be present during the inspection.

Six. Should the dissolution or liquidation of the concessionaire occur, the distribution of its estate cannot be done until the Government certifies, through the mandatory inventory mentioned in the next clause, that the property to be reverted is in perfect conservation and working condition, or until it is ensured, by means of a guarantee accepted by the Government, of payment of any amounts due to the grantor, by way of indemnity or any other title.

Seven. The rules set out in number Two do not preclude the normal upgrading of gaming equipment and utensils.

Clause forty-six
Inventory of property allocated to the concession

One. The concessionaire shall prepare, in triplicate, and maintain updated, the inventory of all assets and rights owned by MSAR allocated to the concession, as well as all property that shall revert to the MSAR, and shall annually and prior to 31 of May, update the plans corresponding to alterations that have taken place and send them to DICJ and DSF.

Two. In final year of the term of the concession, it is mandatory that the above-described inventory be prepared ninety days before the term.

Three. In cases of rescission of the concession, the inventory referred to in One shall take place at a date and time determined by the Government.

Clause forty-seven
Improvements

The improvements that, for any reason, are done to the property referred to in clause forty-three, as well as to the property that will revert to the grantor, do not entitle the concessionaire to any compensation or indemnity, and the concessionaire does not need to remove the improvements.

Clause forty-eight
Land grant for the use of the concessionaire
One. The system of land grant for the use of the concessionaire, namely for the operation of the concession, is established in the respective land grant contract.

Two. The clauses of the land grant contract to be executed by the Government and the concessionaire are subject to the conditions of the present concession contract, in what is applicable.

Clause forty-nine
Assets required for the operation of the concession
One. The Parties observe what is stated in articles 37 to 39 of Law No 16/2001, and the Government of the MSAR, by means of a delivery report, temporarily transfers to the concessionaire the following casinos which may revert to the MSAR on 31 December 2022, as well as the enjoyment, fruition and use of the gaming equipment and utensils, mentioned in the inventory attached to the handover report, for the purpose of operating games of chance in casino, the concession of which is granted to the concessionaire under this contract:

1) "Wynn Macau Casino";

2) "Wynn Palace Casino".

Two. The temporary transfer of enjoyment, fruition and use to the concessionaire referred to above shall expire upon the rescission or termination of the concessionaire's concession for operation of games of chance in casino, and the latter is obligated to revert to the MSAR, free of charge and free of all charges or encumbrances, the casinos, as well as the gaming equipment and utensils, mentioned in the inventory approved by DICJ.

Three. The provisions of the preceding number shall be without prejudice to the possibility of the Government to require that the concessionaire demolishes, within a determined period, the maintenance and improvements works made referred to in the preceding number, or to revert the original state of the casinos, and all resulting expenses shall be borne by the concessionaire.

Four. In the event that the concessionaire does not comply with the provisions of the preceding number, the Government carries out, in its place, the execution, being all expenses arising from the demolition and respective acts borne by the concessionaire, without the right to any compensation or indemnification, by the Government, for the conservation works and improvements demolished.

Five. The concessionaire may change, according to the specific needs, the purpose of the functional areas of the casinos referred to in number One, provided that it has been previously authorized by the Government.

Six. The concessionaire undertakes to pay for the enjoyment, fruition and use of the casinos, gaming equipment and utensils referred to in number One, according to the amount agreed between the Parties pursuant to article 39 of Law No. 16/2001.

Seven. The concessionaire may recover proportionally the consideration paid when the rescission or termination of the concession for the operation of games of chance in casino occurs before the end of the corresponding calendar year.

Eight. The concessionaire undertakes full civil or other responsibility resulting from the temporary enjoyment, fruition and use of casinos, gaming equipment and utensils referred to in number One, and the grantor does not assume any responsibility.

Nine. The concessionaire may, without need for authorization of the Government, carry out the maintenance, repair and improvement of casinos, gaming equipment and utensils referred to in number One, being the respective costs borne by the concessionaire itself, without the right to any compensation from the Government.

Ten. Where the gaming equipment and utensils referred to in number One are useless or unsuitable for use, they are put out of use or destroyed by the concessionaire, upon authorization of DICJ, without the right to any compensation by the Government.

CHAPTER IX
Premium

Clause fifty
Premium

One. The concessionaire shall pay the MSAR an annual premium, for the term of the concession, as payment for the awarding of a concession for the operation of games of chance in casino.

Two. The annual amount of the premium to be paid by the concessionaire is composed of a fixed and a variable portion.

Three. The amount of the fixed portion of the premium to be paid by the concessionaire is, under the terms of the Dispatch No. 215/2001 of the Chief Executive, of MOP 30,000,000.00 (thirty million patacas) per year.

Four. The amount of the variable part of the premium to be paid annually by the concessionaire shall be calculated based on the number of gaming tables and gaming machines operated by it.

Five. For the purposes of the previous number:

1)For each gaming table reserved for particular games and players, namely operated in a special area or gaming room, the concessionaire shall pay, per year, MOP 300,000.00 (three hundred thousand patacas);

2)For each gaming table not reserved for particular games and players, the concessionaire shall pay, per year, MOP 150,000.00 (one hundred and fifty thousand patacas);

3)For each gaming machine operated by the concessionaire, the concessionaire shall pay, per year, MOP 1,000.00 (one thousand patacas).

Six. Regardless of the number of gaming tables that the concessionaire operates at a given time, the amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 500 (five hundred) gaming tables and 1,000 (one thousand) gaming machines.

Seven. The concessionaire shall pay the amount of the fixed portion of the premium until the tenth day of the month of January of the year to which it refers, being the Government entitled to determine that the payment be made in monthly instalments.

Eight. The concessionaire shall pay monthly, until the tenth day of the month following that to which it refers, the amount of the variable portion of the premium referring to the gaming tables and gaming machines that it has operated during the previous month.

Nine. For purposes of the calculation of the amount of the variable part of the premium referred in the previous number, consideration is given to the number of days that, in a given month, each gaming table and each gaming machine was operated by the concessionaire.

Ten. The payment of the premium is carried out by submitting the respective payment invoice to DSF.

Eleven. In the case stated in No. 4 of article 20 of Law No. 16/2011, the concessionaire undertakes to pay the special premium under numbers 4 to 8 of article 20 of the same Law, being what is stated in number Seven and in the previous number applicable.

Chapter X
Contributions under items 2) and 3) of No. 1 of article 22 of Law No. 16/2001

Clause fifty-one
Contributions under item 2) of No. 1 of article 22 of Law No. 16/2001

One. The concessionaire undertakes to pay, under the law, to the grantor the contribution mentioned in item 2) of No. 1 of article 22 of Law No. 16/2001.

Two. The contribution referred above is paid monthly by the concessionaire until the tenth day of the month following that to which it relates, by submission of the respective payment invoice to DSF.

Three. The contribution referred in number One will be object of a special budget entry by the grantor.

Clause fifty-two
Contributions under item 3) of No. 1 of article 22 of Law No. 16/2001

One. The concessionaire undertakes to pay, according to the law, to the grantor the contribution mentioned in item 3) of No. 1 of article 22 of Law No. 16/2001.

Two. The contribution mentioned in the previous number is paid monthly by the concessionaire until the tenth day of the month following that to which it relates, by submitting the respective payment invoice to DSF.

Three. The contribution referred to in number One will be the subject to a special budget entry by the grantor.

Four. The Government may appoint one or more projects or one or more entities, as beneficiaries of the allocation of a portion of the amounts paid.

Five. The Government and the concessionaire may agree to allocate funds, to one or more entities or one or more projects, being the maximum threshold of the allocation defined as half of the amount calculated under number One, in which case the concessionaire may allocate directly the funds, and the amount of the contribution referred to in One to be submitted to DSF will be reduced accordingly.

CHAPTER XI
Fiscal obligations and submission of documents

Clause fifty-three
Special gaming tax

One. The concessionaire shall pay the MSAR the special gaming tax established by law, which shall be paid monthly to the Government until the tenth day of the month following that to which it refers.

Two. The payment of the special gaming tax may be settled in patacas or in a currency accepted by the Government.

Three. The payment of the special gaming tax in patacas is made directly to DSF.

Four. The payment of the special gaming tax in currency accepted by the Government is made by means of remittance of that currency to the Macau Monetary Authority that will make available to DSF the corresponding amount in patacas.

Clause fifty-four
Tax withholding

One. The concessionaire shall withhold, on a definitive basis, the legally established tax on commissions paid to the gaming promoters, conveying to DSF the respective amounts monthly, until the tenth day of the month following that to which it refers.

Two. The concessionaire shall withhold, on a definitive basis, the legally established workers income tax, conveying to DSF the respective amounts monthly, in accordance with the law.

Clause fifty-five
Payment of other taxes, contributions, levies or emoluments due

The concessionaire shall pay other taxes, contributions, levies or emoluments due in accordance with the legislation of the MSAR from which it is not exempt.

Clause fifty-six
Document proving the inexistence of debts to the MSAR

One. The concessionaire shall submit to DICJ annually, until 31 of March, a certificate issued by DSF, relating to the previous year, confirming that it has no debts to the MSAR, relating to contributions and taxes, fines or accruals, being included in this concept the compensatory or late payment interests and the 3% of debts.

Two. The concessionaire shall furthermore provide annually to DICJ, until 31 of March, a document relating to the previous year, describing the fiscal status of its managing director, the members of its governing bodies, key employees, and of its shareholders holding 5% or more of its share capital.

Clause fifty-seven
Document proving the contribution situation to the Social Security of the MSAR

The concessionaire shall supply annually to DICJ, until 31 of March, a certificate issued by the Social Security Fund confirming that the concessionaire contributory status with Social Security Fund of the MSAR is in good standing.

Clause fifty-eight
Provision of information

One. The concessionaire shall submit to the Government every quarter, until the last day of the month following the end of the respective quarter, its trial balance relating to the previous quarter, except the one relating to the last quarter of each year, which is sent until the last day of the month of February of the following year.

Two. The concessionaire shall also submit to the Government, up to thirty days before the date of the annual general meeting to approve the accounts, the following elements:

1)The set of accounting and statistic maps relating to the previous fiscal year;

2)The full names, in all possible versions, of those who, during the respective year were part of management and supervisory boards, of the appointed attorneys, as well as of the person responsible for the accounts department; and

3)The report and accounts of the board of directors, together with the report of the supervisory board and of the chartered external accountants.

Clause fifty-nine
Accounting and internal control

One. The concessionaire shall have its own accounting, a sound administrative organization and adequate internal control procedures, and shall assent, as to these matters, the instructions issued by the Government, namely through DICJ or DSF.

Two. In the format and rendering of the accounts, the concessionaire shall solely adopt the criteria of the Financial Reporting Standards in force in the MSAR, without prejudice to the Chief Executive, under proposal of the director of DICJ or the director of DSF, being entitled to make mandatory the existence of certain books, documents or other accounting elements, as well as determining the criteria to be adopted by the concessionaire in the accounting records of its operations and the observance of special norms in their preparation or presentation.

Clause sixty
External audit of annual accounts

The concessionaire shall carry out an annual audit to its accounts, conducted by an external independent entity of recognized international reputation, previously accepted by DICJ and DSF, supplying in advance all the necessary documentation, namely that referred to in article 34 of Law No.16/2001.

Clause sixty-one
Extraordinary Audits

The concessionaire shall at any moment, with or without prior notice, accept extraordinary audits, carried out by an external independent agent of recognized international reputation or by another entity, as and when DICJ or DSF deem it necessary or convenient.

Clause sixty-two
Mandatory publications

One. The concessionaire undertakes to publish annually, until 30 of April, and in relation to the previous fiscal year ended on 31 of December, in the Official Gazette of the MSAR, and in two of the most widely read newspapers of the Macau Special Administrative Region, one being necessarily in the Chinese language and the other in the Portuguese language, the following information:

1)Balance sheet, statement of results and attachments;

2)Summary of the activity report;

3)Report of the supervisory board;

4)Summary of the chartered accountants’ report;

5)List of qualified shareholders, holding 5% or more of the share capital, in any period of the year, mentioning the respective percentage value; and

6)The names of the members of the governing bodies.

Two. The concessionaire shall submit to the Government, a copy of all the elements referred to in the previous number, and of other elements for publication, which is required by the concession system referred to in clause six, with the minimum prior notice of ten days before the date of publication.

Clause sixty-three
Special duty of cooperation

Without prejudice to the general duty of cooperation stated in clause seventy, the concessionaire shall cooperate with the Government, namely with DICJ and DSF, as to the provision of elements and information that may be requested, and as to the analysis or inspection of its accounts, holding of extraordinary audits and, in general, as to the duties entailed by the concession system referred to in clause six.

CHAPTER XII
Guarantees

Clause sixty-four
Bond to guarantee the fulfillment of the legal and contractual obligations of the concessionaire

One. The bond to guarantee the fulfillment of the legal and contractual obligations of the concessionaire may be rendered in any one of the forms legally stated, as long as it is accepted by the Government.

Two. The concessionaire shall maintain, in favor of the Government, a first demand bank guarantee, issued by a credit institution authorized to operate in MSAR to secure:

1)The exact and punctual fulfillment of the legal and contractual obligations that the concessionaire has undertaken;

2)The exact and punctual payment of the premium that the concessionaire undertakes to pay MSAR under clause fifty;

3)The payment of fines or other pecuniary penalties that may be imposed on the concessionaire by reason of legal ruling or of any clause in the present concession contract;

4)The payment of any compensation resulting from contractual liability for actual damage and loss of profits due to the total or partial non-compliance of the obligations to which the concessionaire is bound by the present concession contract;

5)The exact and punctual fulfilment of the labor obligations that the concessionaire is bound to.

Three. The amount of the first demand bank guarantee referred in the previous number is MOP 1,000,000,000.00 (one billion patacas) from 1 January 2023 until one hundred and eighty days after the term of the present concession contract expires or the rescission of the concession.

Four. The concessionaire shall make all endeavors and to fulfill all necessary obligations deemed necessary to maintain in force the first demand bank guarantee referred in number Two.

Five. The Government may resort to the first demand bank guarantee referred in number Two, independent of any prior judicial decision, whenever the concessionaire does not fulfill any of the legal or contractual obligations to which it is bound, does not proceed to the exact and punctual payment of the premiums to which it is bound, does not pay nor contest within the legal time limit the fines or other pecuniary penalties that have been levied by reason of legal ruling or clause of the present concession contract; the

Government may also resort to the first demand bank guarantee referred in number Two if there is cause for payment of any compensation resulting from contractual liability for actual damages and loss of profits resulting from the total or partly non-fulfillment of the obligations to which the concessionaire is bound by the present concession contract, or when the concessionaire does not perform, according to what is stipulated, the labor obligations that it is bound to.

Six. Whenever the Government resorts to the first demand bank guarantee referred in number Two, the concessionaire shall take all the necessary endeavors to reinstate the total amount of the security, within fifteen days from the date of notification of the fact.

Seven. The first demand bank guarantee referred to in number Two may only be cancelled by means of Government authorization.

Eight. The Government may authorize the amendment of the terms or conditions referred in numbers Three to Six, as well as authorize the replacement of the first demand bank guarantee referred in number Two by another form legally accepted for the posting of the bond as guarantee of fulfillment of the legal or contractual obligations of the concessionaire.

Nine. The costs incurred with the issue, maintaining and cancellation of bond as a guarantee of fulfillment of the legal or contractual obligations of the concessionaire are borne entirely by the concessionaire.

Ten. The first demand bank guarantee referred to in number Two includes the guarantees stipulated in No. 3 of article 20 and item 6) of No.1 of article 22 of Law No. 16/2001 and in the No. 1 and 2 of article 84 of the Administrative Regulation No. 26/2001.

Clause sixty-five
Specific bank guarantee to secure the payment of the special gaming tax

One. The concessionaire shall produce, when instructed by the Government under No. 5 of article 27 of Law no. 16/2001, if there is justified concern that the concessionaire may not pay the probable monthly amounts of the special gaming tax, within the deadline and under the terms, conditions and amounts to be established by the Government, a special first demand bank guarantee, on first demand, issued in favor of the Government to guarantee the payment of those same amounts.

Two. The terms and conditions of the first demand bank guarantee referred to in the previous number may not be amended without Government authorization, the concessionaire being bound to fulfill all the obligations that result or may result from maintaining in effect the guarantee in the exact terms in which it was given.

Three. The Government may resort to the first demand bank guarantee referred in number One, independently of any previous judicial decision, whenever the concessionaire does not pay the special gaming tax owed to the grantor under the terms of the law and the present concession contract.

Four. Whenever the Government resorts to the first demand bank guarantee referred in number One, shall take all the necessary endeavors to reinstate the total amount of the security, within fifteen days from the date of notification of the fact.

Five. The first demand bank guarantee referred to in number One may only be cancelled with Government’s authorization, after one hundred and eighty days after the end of the concession or the rescission of the concession.

Six. The costs incurred with the issuance, maintenance and cancellation of the first demand bank guarantee referred in number One are borne entirely by the concessionaire.

Clause sixty-six
Guarantee to be given by a dominating shareholder or shareholders of the concessionaire

One. The Government may require the dominant shareholder of the concessionaire to provide a guarantee relating to the fulfilment of the commitments and obligations undertaken by the concessionaire; if the concessionaire does not have a dominant shareholder, the Secretary for Economy and Finance may require that the above-mentioned guarantee be provided by shareholders holding 5% of the concessionaire's capital or more.

Two. The provision of the guarantee referred to in the preceding number may be required, in particular, when there is a justified concern that the concessionaire may not comply with the legal and contractual obligations to which it is bound to.

Three. The guarantee referred to in number One may be provided by cash deposit, bank guarantee, security insurance or any form provided for in article 619 of the Civil Code, within the deadline, terms, conditions and value to be defined by dispatch of the Chief Executive.

Four. The Government may use the guarantee provided under this clause regardless of prior judicial decision, whenever the concessionaire fails to comply with its commitments and obligations, in accordance with the law and with this concession contract.

Five. Whenever the Government makes use of the guarantee provided under this clause, the concessionaire undertakes that its dominant shareholder or its shareholders shall, within fifteen days of the date on which it is notified of the command issued at the time of recourse to the guarantee, to take all the necessary endeavors to reinstate the total amount of the security.

Six. The terms and conditions of the guarantee provided under this clause may not be amended without the government's permission.

CHAPTER XIII
Inspection of fulfilment of the concessionaire’s obligations

Clause sixty-seven
Inspection, supervision and monitoring by the Government

One. The power to inspect, supervise and monitor the fulfillment of the obligations of the concessionaire is exercised by the Government, namely through DICJ and DSF.

Two. For all purposes the concessionaire shall, whenever so required by the Government and without need of prior notice, provide to the Government, or any other entity appointed by the Government and duly mandated to that effect and identified, free access to any part of its premises, as well as free access to examine its accounting or bookkeeping, including any transactions, books, minutes, accounts and other registers or documents, statistics and registers of management used, providing the Government or the entity appointed, with information they may consider necessary.

Three. The concessionaire shall abide by and comply with the orders of the Government issued within the scope of its powers of inspection and supervision, namely the instructions of DICJ, including those relating to an eventual suspension of the operations in casinos and other gaming areas.

Four. The operation of the concession is subject to the permanent verification and inspection of DICJ under the terms of applicable legislation.

Five. The concessionaire undertakes to be subject, every three years, to the review by DICJ regarding the fulfillment of the concession contract in general, and in case the results of the review reveal the lack of proactivity in complying with the provisions of the concession contract or even the failure to comply with it, the concessionaire must improve these situations within the period set by the Secretary for Economy and Finance, pursuant to item 11) of No. 1 of article 22 of Law No. 16/2001.

Clause sixty-eight
Daily inspection of the gross gaming revenue

The concessionaire is subject to daily inspection, by the Government, through DICJ, of its gross gaming revenue, in accordance with legal terms.

CHAPTER XIV
General duties of cooperation

Clause sixty-nine
General duty of cooperation of the Government

The Government shall cooperate with the concessionaire in order to permit the fulfillment of the concessionaire’s legal and contractual obligations.

Clause seventy
General duty of cooperation of the concessionaire

For purposes of the present concession contract, the concessionaire shall cooperate with the Government, producing any documents and giving any information, data, authorizations or proof that may be requested.

CHAPTER XV
Other duties of the concessionaire

Clause seventy-one
Operation of the casinos and other premises and annexes

The concessionaire undertakes to keep the normal operation of all areas of the casinos and other premises and ancillary areas that are used for the operation of the concession and for the uses for which they are intended or authorized.

Clause seventy-two
General duties of the concessionaire

One. It is a special obligation of the concessionaire to promote and demand from all entities that may be contracted for the development of activities integrated in the concession, the observance of all rules of good organization and functioning, and the special measures relating to the security of the patrons of its casinos and of its workers and other persons therein holding working positions.

Two. The concessionaire undertakes to contract, for the prosecution of the activities integrated in the concession, entities duly licensed and authorized, with the necessary technical and professional qualifications.

Three. The concessionaire undertakes to implement the plans for the expansion of customer markets in foreign countries in accordance with the content and criteria of the tender proposal submitted by the concessionaire as tenderer to the public tender to award concessions for the operation of games of chance in casino.

Four. The concessionaire undertakes to implement the plans relating to social responsibility in accordance with the content and criteria of the tender for the award submitted by the concessionaire as a tenderer in the public tender for the award of concessions for the operation of games of chance in casino, in particular in the following areas:

1)Support for the development of local small and medium-size enterprises;

2)Support for the development of diversification of local industries;

3)Guarantee the labor rights and interests, in particular in relation to the guarantee of labor credits, on-the-job training and professional progression of local employees, as well as the pension scheme regime aimed to protect employees;

4)Hiring individuals with disabilities or rehabilitated;

5)Support for activities of public interest;

6)Support for educational, scientific and technological, environmental protection, cultural and sports activities, among others.

Five. The concessionaire undertakes to produce, within the period to be set by the Government, a vocational professional training plan for workers who will perform functions in the activities included in the concession and to submit any other additional documents or information.

Clause seventy-three
Commitment to the non-mandatory central pension scheme

The concessionaire undertakes to adhere to the non-mandatory central pension scheme, established by Law No. 7/2017 (Non-mandatory central pension scheme).

Clause seventy-four
Other Government authorizations

Government authorization is required for the replacement, cancellation or change of proof documents and registers relating to the activity of the concessionaire or to the acquisition of gaming equipment and materials.

Clause seventy-five
Government authorizations and approvals

The authorizations and approvals of the Government, and their potential refusals, do not discharge the concessionaire from the punctual fulfillment of the obligations undertaken under the present concession contract, neither do they imply, on the part of the Government, assumption of any responsibilities, except when the Government acts have caused expenses or special and abnormal damages to the concessionaire.

CHAPTER XVI
Liability of the concessionaire

Clause seventy-six
Civil liability towards the grantor

The concessionaire is liable towards the grantor for damages resulting from the total or partial non-fulfillment of its contractual obligations, due to facts that are attributable to the concessionaire.

Clause seventy-seven
Exclusion of the grantor in the extra contractual liability of the concessionaire towards third parties

One. The grantor shall not take or share any liability that may arise to the concessionaire from acts carried out by it or at its request that involve or might involve civil liability or any other.

Two. The concessionaire will furthermore be liable, under the general relation of consigner-commissioner, for damages caused by entities it has contracted for the development of the activities that are included concession.

CHAPTER XVII
Subjective changes to the concession

Clause seventy-eight
Assignment of contractual position, charge, transfer and disposal

One. Without prejudice to what is stated in No. 3 of article 5 of Law No. 7/2022, the concessionaire shall not assign, transfer, dispose or in any way charge, in total or in part, in express or tacit form, formally or informally, the right to operate a casino or a gaming area, or proceed to the transfer or partially assign the rights and legal obligations in relation to the games of chance in casino or assign its contractual position to third parties, or make any legal business that has the same result.

Two. An act carried out in violation of what is stated in the previous number, and without prejudice to other applicable sanctions or penalties, entails the payment to the MSAR, of the following penalty clauses:

1)In the case of assignment, transfer or disposal of the right to operate one casino or one gaming area, as a whole – MOP 2,000,000,000.00 (two billion patacas);

2)In the case of assignment, transfer or disposal of the right to operate one casino or one gaming area, as a part – MOP 1,000,000,000.00 (one billion patacas);

3)In the case of encumbering of the right to operate one casino or one gaming area, in total or in part – MOP 600,000,000.00 (six hundred million patacas).

4)In the case of transfer or assignment, in part, of the rights and legal obligations or of the contractual position in the operation of games of chance in casino to a third party or the performance of any contract with the same purpose – MOP600,000,000.00 (six hundred million patacas).

Clause seventy-nine
Prohibition of Sub-concession

One. The concessionaire must not grant a sub-concession, in all or in part, or make any legal business that aims to achieve the same result.

Two. An act carried out in violation of what is stated in the previous number, and without prejudice to other applicable sanctions or penalties, entails the payment to the MSAR, of the following penalty clauses:

1)In the case of sub-concession, as whole – MOP 1,000,000,000.00 (one billion patacas);

2)In the case of sub-concession, as a part – MOP 600,000,000.00 (six hundred million patacas).

CHAPTER XVIII
Breach of contract

Clause eighty
Breach of contract

One. Without prejudice to what is stated in clauses eighty-one and eighty-two, the non-fulfillment attributable to the concessionaire of the duties and obligations resulting from the law or the present concession contract or from Government instructions, shall subject the concessionaire to the sanctions or penalties legally or contractually foreseen.

Two. The concessionaire is discharged from the responsibility referred to in the previous number in cases of force majeure or other events that clearly cannot be attributed to the concessionaire, but only if the punctual and adequate fulfillment has in fact been hindered.

Three. The only cases considered of force majeure, with the consequences described in the next number, are the unpredictable and irresistible events, strange to the concessionaire, the effects of which are independent of the will or the personal circumstances of the concessionaire, namely acts of war, terrorism, disturbances of the public order, epidemics, atomic radiations, fire, lightning, serious flooding, cyclones, tropical storms, earthquakes and other natural catastrophes that directly affect the activities included in the concession.

Four. The concessionaire shall immediately inform the Government of any case of force majeure, and specify, as soon as possible the obligations resulting from the present concession contract that it cannot fulfill due to the occurrence, and also, if it be the case, the measures it wishes to implement to reduce the impact of the said event and/or normalize the fulfillment of those obligations.

Five. In any of the cases referred in number Three, the concessionaire shall, as soon as possible, reconstruct and/or restore the damaged property to its previous condition, reinstating the management and operation of the games of chance in casino; should the concessionaire have no economic interest in the reconstruction and/or restoring of the referred property, it shall transfer to the grantor the amount of the insurance.

CHAPTER XIX
Rescission, extinction and suspension of the concession

Clause eighty-one
Rescission

Pursuant to article 45 of Law No. 16/2001, the concession for the operation of games of chance in casino may be rescinded by the Chief Executive, after the Specialized Commission of the Gambling Sector has been heard, for the following reasons:

1)Rescission due to threat to national or the MSAR’s security;

2)Rescission by agreement between the MSAR and the concessionaire;

3)Redemption;

4)Rescission for breach of obligations by the concessionaire;

5)Rescission for reasons of public interest;

6)Rescission for lack of the suitability referred to in article 14 of Law No. 16/2001, on the part of the concessionaire.

Clause eighty-two
Termination by mutual agreement

One. The Government and the concessionaire may, at any moment, terminate the present concession contract by mutual agreement.

Two. The concessionaire shall be fully liable for the cessation of the effects of any contracts that is part to, and the grantor shall not have any liability in that matter, unless expressly agreed otherwise.

Clause eighty-three
Redemption

One. Unless law states otherwise, the Government may, as from the eighth year of the concession, redeem it, by notifying the concessionaire by registered letter, without double registration, at least one year in advance.

Two. By the redemption, the grantor assumes all the rights and obligations of the concessionaire resulting from legal business validly entered into by it before the date of the notification referred to in the previous number.

Three. The obligations undertaken by the concessionaire by virtue of the contracts it has executed after the notification referred to in number One, shall only be undertaken by the grantor if those contracts were, prior to their execution, authorized by the Government.

Four. The assumption by the grantor of the obligations undertaken by the concessionaire is made without prejudice to the right of recourse for the obligations undertaken by the concessionaire that exceed the normal management of the concession.

Five. Once the concession is redeemed, the concessionaire is entitled, under No. 2 of article 46 of Law No.16/2001, to a fair and equitable compensation corresponding to the profits resulting from the redemption of the projects stated in the Investment Plan attached to the present contract. From the amount of the compensation, the part relating to the work projects shall be equal to the earnings of those project of works, obtained in the fiscal year immediately preceding the date the redemption is made, before interest, depreciation and amortization multiplied by the number of years remaining to the term of the concession contract.

Clause eighty-four
Temporary administrative intervention

One. Whenever the cessation or interruption of the operation of the concession by concessionaire occur or are imminent, as a whole or in part, not authorized and not due to case of force majeure, or if there are serious disturbances or deficiencies in the organization and management of the concessionaire or in the general conditions of the premises and equipment that may compromise the regular operation of the concession, the Government may replace the concessionaire, directly or by resorting to third parties, ensuring the operation of the concession and promoting the necessary measures to ensure the object of the present concession contract, for the duration of the cessation or interruption or if the disturbances and deficiencies continue.

Two. During the period of the temporary administrative intervention, the expenditures necessary for the maintenance and normalization of the operation of the concession are charged to the concessionaire, and the Government may, to that effect, resort to the bond to fulfill the legal or contractual obligations and to the guarantee provided by the dominant shareholder of the concessionaire.

Three. As soon as the grounds for temporary administrative intervention are over and the Government deems it appropriate, the concessionaire is notified to resume, within a time limit that will be set, the normal operation of the concession.

Four. If the concessionaire does not want to or cannot resume the operation of the concession or if, having done so, the serious disturbances or deficiencies in its organization and operation continue to exist, the Government may declare the unilateral termination for breach of the present concession contract.

Clause eighty-five
Unilateral termination for noncompliance of the obligations

One. The Chief Executive may terminate the concession for the operation of games of chance in casino, by means of unilateral rescission, in case of non-fulfillment of the obligations derived from the legislation or this concession contract by which the concessionaire is bound.

Two. Reasons for unilateral termination of the present concession contract are, mainly:
1)The deviation from the object of the concession, either by operating non-authorized games, or by carrying out activities that are excluded from the scope of activity of the concessionaire;

2)The abandonment of the operation of the concession or its unjustified suspension for a period of more than 7 consecutive days or 14 interpolate days within a calendar year;

3)The assignment, in total or in part of the right to operate, temporarily or definitively, performed in disrespect of what is established in the concession system as referred to in clause six;

4)The default in payment of taxes, premiums, contributions or other retributions foreseen in the concession system as referred to in clause six owed to the grantor and not challenged within the legal period;

5)The refusal or impossibility of the concessionaire to resume the concession under the terms of number Four of the previous clause, or, when having done so, the reasons for the sequestration subsist;

6)The reiterated opposition to the supervision and inspection or repeated disobedience to the commands of the Government, namely through the instructions of DICJ;

7)The systematic noncompliance of fundamental obligations foreseen in the concession system as referred to in clause six;

8)The non-provision or reinforcement of the bonds or guarantees stated in the present concession contract under the terms and within the time period established;

9)The bankruptcy or insolvency of the concessionaire;

10)The practice of serious fraudulent activity aimed to harm the public interest;

11)The serious and reiterated violation of the rules of operation for the practice of games of chance in casinos or of the integrity of the games of chance in casinos;

12)The non-fulfillment of the investment amounts and the respective criteria set out in the present concession contract, within the term set by the Secretary for Economy and Finance.

Three. Without prejudice to the provisions of clause eighty-eight, and once one of the circumstances referred to in the previous number or any other that, under the terms of the present clause, may motivate the unilateral termination for noncompliance of the concession contract, the Government shall notify the concessionaire to, within the time period set, fully comply with its obligations and amend or repair the consequences of its acts, unless it is a case of a violation that cannot be repaired.

Four. If the concessionaire does not fulfill its obligations or does not amend or repair the consequences of its acts in the terms mandated by the Government, the Government may unilaterally terminate the present concession contract by communicating this fact to the concessionaire, and may also notify in writing, the entities who guaranteed the financing of the investments and obligations assumed by the concessionaire, under the terms and for the purposes established in the concession system as referred to in clause six, relating to financial capacity.

Five. The communication to the concessionaire of the decision to terminate referred to in the previous number takes immediate effect, independent of any other formality.

Six. In case of grounded urgency that cannot accommodate the delays of the process of solving the non-fulfillment foreseen in number Three, the Government may, without prejudice to the observance of the process therein and the observance of the provisions of number Four, proceed immediately with the temporary administrative intervention of the concession under the terms defined in the previous clause.

Seven. The unilateral termination for noncompliance of the present concession contract, under the terms of the present clause, gives rise to a duty to compensate, on the part of the concessionaire, being the compensation calculated in accordance with the general terms of the law.

Eight. The unilateral termination for noncompliance of the present concession contract entails the immediate and gratuitous reversion of its casinos free form any encumbrance or lien, to the grantor, as well as the gaming equipment and utensils even if located outside the casinos.

Clause eighty-six
Extinction

One. The concession for the operation of games of chance in casino and the concession contract are extinguished at the term of the concession, and the contractual relation between the Parties shall also end, without prejudice to the clauses of the present concession contract that shall continue beyond the end of the concession.

Two. When there is extinction in accordance with the terms of the previous number, the concessionaire shall be fully liable for the cessation of the effects of any contract in which it is a party to, and the grantor shall not assume any responsibility in that matter.

CHAPTER XX
Revisions and amendments to the contract

Clause eighty-seven
Revisions and amendments to the concession contract

One. The present concession contract may be revised after consultations between the Government and the concessionaire, under the legal terms.

Two. The revision of the present concession contract, as well as any addenda to the same, observes the formalities stated in article 91 of Administrative Regulation No. 26/2001.

CHAPTER XXI
Pre-litigation phase

Clause eighty-eight
Consultations in pre-litigation phase

One. The Parties shall make consultations whenever there is a questions or differences of opinion between them as matters of validity, application, execution, interpretation or integration of rules by which the present concession contract is governed.

Two. The questions that arise do not discharge the concessionaire from the punctual and total fulfillment of the terms of the present concession contract and the commands of the Government that, within its scope, are issued, neither does it allow any interruption of the development of any aspect of its activity, that shall continue to take place under the conditions established when the question is submitted.

Three. The provisions of the previous number relating to the compliance with Government commands by the concessionaire is applicable also to successive orders on the same matter, even if issued after the date of the beginning of consultations, as long as the first of this successive order was communicated to the concessionaire prior to that date.

CHAPTER XXII
Final provisions

Clause eighty-nine
Obtainment of licenses, permits or authorizations

One. The present concession contract does not exempt the concessionaire from applying, paying costs for and/or make the effort to obtain all the licenses or authorizations necessary to carry out any aspect of its activity or fulfilling the obligations foreseen in the present concession contract, as well as observing and fulfilling all the requisites necessary for obtaining and maintaining them valid.

Two. The concessionaire must immediately inform the Government should any licenses, permits or authorizations referred to in the previous number be withdrawn, terminated, suspended or revoked for any reason, or its effect ceased to produce effects, indicating at the same time the measures it has taken or will take in order to recover or reactivate such licenses, or authorizations.

Three. No clause of the present concession contract may be considered as a replacement of the need to obtain any license, or authorization legally or contractually stated.

Clause ninety
Rights to industrial and intellectual property

One. The concessionaire shall respect, in the course of its activity, the rights to industrial and intellectual property, in accordance with the legal terms in force in the MSAR, and the effects that may result from the violation of these rights shall be of the exclusive responsibility of the concessionaire.

Two. The licenses, permits or authorizations granted to the concessionaire, namely those relating to compliance with the Investment Plan attached to the present concession contract, presuppose that all rights of industrial and intellectual property have been respected by the concessionaire.

Three. The concessionaire shall assign freely to the grantor all its studies, projects, plans, blueprints, documents and other materials, of whatever nature that may prove useful to the functions attributed to the latter, under the terms of the present concession contract, or for the exercise of the rights to which it is entitled under the terms of the same.

Four. Upon grantor’s request, the concessionaire shall prepare any type of document or declaration, to confirm or register the rights referred to in the previous number.

Five. Should the concessionaire not solve any dispute existing with third parties in relation to eventual violations of the rights of industrial or intellectual property attributed or to be attributed to the grantor under the terms of the present clause, the grantor may always act in their defense for which the concessionaire shall give all the assistance that may be required.

Clause ninety-one
Notifications, , notices, authorizations and approvals

One. the notifications, notices, authorizations and approvals referred to in the present concession contract, unless otherwise determined, will be made in writing and sent:

1)By hand, as long as covered by protocol;

2)By telefax, as long as covered by transmission receipt;

3)By mail, registered and without double registration.

Two. Authorizations to be granted by the Government must always be in advance, and may establish conditions.

Three. The lack of reply to a request for authorization and approval, or any other request, made by the concessionaire, has the effect of refusal.

Four. For the purposes of the present concession contract, the following addresses and telefax numbers shall be considered as the permanent address of the Parties:

Government of the MSAR:
Direcção de Inspecção e Coordenação de Jogos
Avenida da Praia Grande, 762-804, “China Plaza” building, 12th floor, Macau
Fax: 28370296

Concessionaire: Wynn Resorts (Macau) S.A.
Head Office: Avenida da Nave Desportiva, Palácio Wynn, Cotai, Macau
Fax: 8889 1290

Five. The Parties may amend the addresses and telefax reception numbers mentioned in the previous number by means of prior communication addressed to the other Party.

Clause ninety-two
Prohibition of practices restrictive of competition

One. The concessionaire shall carry out its activities in loyal and healthy competition, respecting the principles of a market economy.

Two. The concessionaire undertakes not to enter into agreements or concerted deals, in whatever form, together with other concessionaires that operate in the MSAR, or with companies belonging to the respective groups, that are liable to hinder, restrict or distort competition.

Three. The concessionaire undertakes not to use abusively a dominant position in the market, or a substantial part of it that could hinder, restrict or distort competition.

Clause ninety-three
Gaming Promoters

The concessionaire is responsible before the Government for the activity carried out in the casinos by the gaming promoters registered with the concessionaire, as well as its directors, key employees and collaborators of the gaming promoter and shall, for that purpose, supervise their activity.

Clause ninety-four
Promotion of the concessionaire’s enterprises

One. In relation to what is stated in article 42-A of Law No.16/2001, the concessionaire shall promote, within the MSAR and overseas, advertising and marketing campaigns for its enterprises.

Two. The Government and the concessionaire shall combine their events and advertising and marketing campaigns with the events and campaigns aimed at promoting Macau overseas.

Three. The concessionaire shall not permit, without the authorization of the Government, the use of images or long written references about its casinos and other premises and ancillary areas allocated to the operation of the concession, in websites and internet links, or any other place that aims to promote interactive games.

Clause ninety-five
Elements integrated in the concession contract

The tender proposal for adjudication presented by the concessionaire as tendered in the public tender for the attribution of concessions for the operation of games of chance in casinos, opened by Chief Executive Dispatch No. 136/2022, is considered to be included in the present concession contract for all purposes that are not explicitly or implicitly divergent to it.

Clause ninety-six
Chips to be used in the operation of the concession

One. The acquisition of gaming chips, by the concessionaire, is subject to the authorization of DICJ.

Two. The circulation of chips is subject to the authorization of the Secretary for Economy and Finance, who may stipulate a limit to the global maximum amount of chips to circulate.

Three. The concessionaire has the obligation to cover, in cash or through credit document, the chips that are in circulation.

Four. The concessionaire shall maintain a ratio of solvency, and constitute provisions and observe other rules of prudence to be specified at each moment by the Government as to the total number of chips to be placed in circulation, in cash or through high level liquidity bonds in order to ensure the immediate payment of same.

Clause ninety-seven
Confidentiality

One. The documents produced by the Government or by the concessionaire, in accordance with the concession system stated in clause six, are of confidential nature, and can only be made available to third parties with the authorization of the other Party.

Two. The Government and the concessionaire undertake to use the best endeavors to ensure that, respectively, the workers of the Public Administration of the MSAR, and the workers of the concessionaire are bound by the duty of secrecy.

Three. The Government and the concessionaire undertake to enforce the duty of secrecy on other persons who have had or who might have access to confidential documents, namely through consulting, services and other contracts.

Four. The concessionaire undertakes to maintain secret all content of this concession contract, including the documents that may disclose the content of the contract, and can only reveal to third parties with the authorization of the Government.

Five. The provisions of number One and the previous number are not applicable to documents, information or elements requested, with justified grounds, by the competent judicial entity, by the regulator of the games of chance in casino of other jurisdiction, or by the securities regulator, being the concessionaire obliged to inform such fact to the Government.

Six. The provisions of number One and Four are not applicable to the documents, information or elements that, in accordance with the concessionaire, are subject to the submission to the financial institutions, investors, lawyers, chartered accountants, auditors or advisors, but the concessionaire undertakes to ensure that these persons have the duty of secrecy before third parties.
Seven. The concessionaire undertakes to, once it has received the authorization mentioned in number Four, to make all endeavors necessary to guarantee that the persons or entities that have knowledge or may get knowledge of the content of the present concession contract, are bound by the duty of secrecy.

Eight. The present clause does not preclude the application of article 48-N of Law No. 16/2001.

Clause ninety-eight
Complaints book

One. The concessionaire shall keep and maintain available to those who enter the casinos and other gaming areas, a complaints book, specific for claims related to the operation of games of chance in casinos.

Two. The concessionaire shall affix in the casinos and other gaming areas, in a visible manner, a notice stating the existence of the complaints book.

Three. The concessionaire undertakes to send to the Government, within 48 hours, the content of the claims registered in the complaints book, together with the concessionaire’s report about the same.

Four. The complaints book may be in the form of an electronic support.

CHAPTER XXIII
Transitory dispositions

Clause ninety-nine
Investment Plan – Year 2023

The concessionaire undertakes to submit to the Government, in March 2023, for Government’s approval, the proposal for the implementation of the specific project of the same year to implement the Investment Plan attached to this concession contract, being applicable, for this purpose, with the appropriate adaptations, the provisions of clause thirty-eight.

Clause one hundred
Declaration relating to the duty of cooperation

The concessionaire shall endeavor to obtain and submit to DICJ, within fifteen days from the signing of the present concession contract, a declaration subscribed by the shareholders holding 5% or more of its share capital, its directors and key employees, as well as its ultimate dominant shareholders, by which they accept to fulfill the special duty to cooperate with the Government and undertake to produce any documents and supply whatever information, data, authorizations or proof that may be requested for that purpose.

Clause One hundred and one
Effective Date

The present concession contract, written in both official languages, will come into effect as from 1 January 2023.

Both parties executed the present contract.
In accordance with a certificate issued by the DSF, the Second Party is not debtor to MSAR.

As the representatives of the Second Party, CRAIG SCOTT BILLINGS and IAN MICHAEL COUGHLAN, do not understand the Chinese language but the English language, the translator of their choice, CHEN XIN, who made the translation and declared under oath that the translation is faithful to the original version. CHEN XIN, single, aged, with professional domicile at Avenida da Nave Desportiva, Palácio Wynn, Cotai, Macau, being her identity verified by me through the Hong Kong Permanent Resident Identity Card number R878591(A), issued on 31 October 2022, by the Immigration Department of Hong Kong.

For this notarial act, pursuant to the article 24 of the Stamp Duty Chart, stamp duty of one hundred patacas (MOP 100.00) is levied, and pursuant to No. 1 and 2 of Article 4 of the Emoluments Table of the Notary, emoluments of one million eight thousand and six hundred patacas (MOP 1,008,600.00) are due and are paid by the Second Party through payment certificate.

All documents mentioned in this Deed will be filed in the Notary Office of DSF under number 35271.

This deed was read, and the content explained to the Parties in their presence.

/s/ Ho lat Seng

/s/ Craig Scott BILLINGS

/s/ Linda Chih Ling CHEN

/s/ Ian Michael COUGHLAN

/s/ Chen Xin

Translator

/s/ Ho Yim Mei

Notary

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ANNEX TO THE CONCESSION CONTRACT
INVESTMENT PLAN

The concessionaire undertakes to implement the investment projects in accordance with the tender proposals presented in the tender for the operation of games of chance in casino, the overall value of the investment budget of MOP 17,730,000,000.00 (seventeen billion seven hundred and thirty million patacas), without prejudice to triggering the mechanism of increase of the investment, including investment projects related to gaming and non-gaming, in particular in the following areas: (1) Origin of international visitors; (2) Conventions and exhibitions; (3) Entertainment shows; (4) Sporting events; (5) Culture and art; (6) Health and well-being; (7) Themed amusements; (8) City of gastronomy; (9) Community tourism; (10) Maritime tourism; (11) Others.